UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 7, 2016

WaferGen Bio-systems, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53252	90-0416683
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7400 Paseo Padre Parkway, Fremont, CA	94555
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code):  (510) 651-4450

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On March 7, 2016, WaferGen Bio-systems, Inc., through a wholly owned subsidiary (collectively, the “Company”), entered into a lease agreement (the “Lease”) with John Arrillaga, as trustee of the John Arrillaga Survivor’s Trust and Richard T. Peery, as trustee of the Richard T. Peery Separate Property Trust (collectively, the “Landlord”), pursuant to which the Company will lease approximately 28,866 square feet of space located at 34700 Campus Drive, Fremont, California (the “Premises”). The Premises will replace the Company’s current headquarters. As previously reported, the lease for the Company’s current headquarters will terminate effective April 9, 2016.

The Lease provides for a term of three years, commencing on March 1, 2016 and expiring on February 28, 2019. In addition, the Company has an option to extend the term of the Lease for an additional two years.

Pursuant to the Lease, the aggregate basic rent for the term of the Lease is $2,142,139.14. The Company is also required to pay a fixed monthly management fee and the Company’s proportionate share of any operating expenses for the Premises, including real estate taxes and insurance premiums and deductibles. The Company has posted a security deposit in the amount of $137,807.72.

The foregoing summary of the Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

The exhibit required to be filed as a part of this Current Report on Form 8-K is listed in the Exhibit Index attached hereto and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WaferGen Bio-systems, Inc.
Date: March 9, 2016	By:	/s/ Michael P. Henighan
	Name:	Michael P. Henighan
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Lease Agreement, effective as of March 1, 2016, between Wafergen, Inc. and John Arrillaga, as trustee of the John Arrillaga Survivor’s Trust and Richard T. Peery, as trustee of the Richard T. Peery Separate Property Trust